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                                                                  Exhibit 4.5.1

SCHEDULE IDENTIFYING SUBSTANTIALLY IDENTICAL AGREEMENT(S)  TO EXHIBIT 4.5
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Promissory Note ($285,849,200 ), dated as of August 24, 2000, by Edison Mission
Energy in favor of Midwest Generation, LLC.

         This Promissory Note differs from Exhibit 4.17 in the following respects:

         In the Remedies section, Edison Mission Energy is authorized to set off and apply all payments made with respect to Basic Lease Rent by Edison Mission Energy to Powerton Trust II, against the obligations due under the Note.

         The Final Maturity Date is January 2, 2015

Promissory Note ($369,961,200 ), dated as of August 24, 2000, by Edison Mission Energy in favor of Midwest Generation, LLC.

         This Promissory Note differs from Exhibit 4.17 in the following respects:

         In the Remedies section, Edison Mission Energy is authorized to set off and apply all payments made with respect to Basic Lease Rent by Edison Mission Energy to Joliet Trust I, against the obligations due under the Note.

         The Final Maturity Date is July 2, 2014


Promissory Note ($211,738,800 ), dated as of August 24, 2000, by Edison Mission Energy in favor of Midwest Generation, LLC.

         This Promissory Note differs from Exhibit 4.17 in the following respects:

         In the Remedies section, Edison Mission Energy is authorized to set off and apply all payments made with respect to Basic Lease Rent by Edison Mission Energy to Joliet Trust II, against the obligations due under the Note.

         The Final Maturity Date is July 2, 2014